UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13D
Under the Securities Exchange Act of 1934
(Amendment No. 3)*

SANCHEZ PRODUCTION PARTNERS LP
 (Name of Issuer)

COMMON UNITS
 (Title of Class of Securities)

79971C201
 (CUSIP Number)

Adrienne Saunders
General Counsel
c/o Stonepeak Infrastructure Partners
 717 Fifth Avenue, 25th Floor
New York, NY 10022
212-907-5100
 (Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

May 26, 2017
(Date of Event which Requires Filing of this Statement)
If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [  ]

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits.  See Rule 13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13D

CUSIP No: 79971C201	Page 2 of 14 Pages

1	NAMES OF REPORTING PERSONS

STONEPEAK CATARINA HOLDINGS LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐ (b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
WC

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)
☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
31,394,178 (1)

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
31,394,178 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
31,394,178 (1)

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
69.0%

14	TYPE OF REPORTING PERSON
OO

1.  This amount includes 31,000,887 Class B Preferred Units, which are convertible into Common Units on a one-for-one basis at any time.

SCHEDULE 13D

CUSIP No: 79971C201	Page 3 of 14 Pages

1	NAMES OF REPORTING PERSONS

STONEPEAK CATARINA UPPER HOLDINGS LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐ (b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
AF

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)
☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
31,394,178 (1)

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
31,394,178 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
31,394,178 (1)

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
69.0%

14	TYPE OF REPORTING PERSON
OO, HC

1.  This amount includes 31,000,887 Class B Preferred Units, which are convertible into Common Units on a one-for-one basis at any time.

SCHEDULE 13D

CUSIP No: 79971C201	Page 4 of 14 Pages

1	NAMES OF REPORTING PERSONS

STONEPEAK INFRASTRUCTURE FUND (ORION AIV) LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐ (b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
AF

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)
☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
31,394,178 (1)

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
31,394,178 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
31,394,178 (1)

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
69.0%

14	TYPE OF REPORTING PERSON
PN, HC

1.  This amount includes 31,000,887 Class B Preferred Units, which are convertible into Common Units on a one-for-one basis at any time.

SCHEDULE 13D

CUSIP No: 79971C201	Page 5 of 14 Pages

1	NAMES OF REPORTING PERSONS

STONEPEAK ASSOCIATES LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐ (b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
AF

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)
☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
31,394,178 (1)

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
31,394,178 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
31,394,178 (1)

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
69.0%

14	TYPE OF REPORTING PERSON
OO, HC

1.  This amount includes 31,000,887 Class B Preferred Units, which are convertible into Common Units on a one-for-one basis at any time.

SCHEDULE 13D

CUSIP No: 79971C201	Page 6 of 14 Pages

1	NAMES OF REPORTING PERSONS

STONEPEAK GP HOLDINGS LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐ (b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
AF

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)
☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
31,394,178 (1)

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
31,394,178 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
31,394,178 (1)

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
69.0%

14	TYPE OF REPORTING PERSON
PN, HC

1.  This amount includes 31,000,887 Class B Preferred Units, which are convertible into Common Units on a one-for-one basis at any time.

SCHEDULE 13D

CUSIP No: 79971C201	Page 7 of 14 Pages

1	NAMES OF REPORTING PERSONS

STONEPEAK GP INVESTORS LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐ (b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
AF

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)
☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
31,394,178 (1)

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
31,394,178 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
31,394,178 (1)

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
69.0%

14	TYPE OF REPORTING PERSON
OO, HC

1.  This amount includes 31,000,887 Class B Preferred Units, which are convertible into Common Units on a one-for-one basis at any time.

SCHEDULE 13D

CUSIP No: 79971C201	Page 8 of 14 Pages

1	NAMES OF REPORTING PERSONS

STONEPEAK GP INVESTORS MANAGER LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐ (b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
AF

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)
☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
31,394,178 (1)

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
31,394,178 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
31,394,178 (1)

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
69.0%

14	TYPE OF REPORTING PERSON
OO, HC

1.  This amount includes 31,000,887 Class B Preferred Units, which are convertible into Common Units on a one-for-one basis at any time.

SCHEDULE 13D

CUSIP No: 79971C201	Page 9 of 14 Pages

1	NAMES OF REPORTING PERSONS

MICHAEL DORRELL

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐ (b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
AF

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)
☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
31,394,178 (1)

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
31,394,178 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
31,394,178 (1)

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
69.0%

14	TYPE OF REPORTING PERSON
IN, HC

1.  This amount includes 31,000,887 Class B Preferred Units, which are convertible into Common Units on a one-for-one basis at any time.

SCHEDULE 13D

CUSIP No: 79971C201	Page 10 of 14 Pages

1	NAMES OF REPORTING PERSONS

TRENT VICHIE

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐ (b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
AF

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)
☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
31,394,178 (1)

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
31,394,178 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
31,394,178 (1)

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
69.0%

14	TYPE OF REPORTING PERSON
IN, HC

1.  This amount includes 31,000,887 Class B Preferred Units, which are convertible into Common Units on a one-for-one basis at any time.

SCHEDULE 13D

Page 11 of 14 Pages

Item 1.	Security and Issuer

Item 1 of the Schedule 13D is hereby amended by adding the following:

This Amendment No. 3 to Schedule 13D (“Amendment No. 3”) is being filed by the undersigned, pursuant to §240.13d-2(a), with respect to the Common Units (the “Common Units”) of Sanchez Production Partners LP (the “Issuer”) that the Reporting Persons are deemed to beneficially own directly and through ownership of Class B Preferred Units (“Preferred Units”) of the Issuer.  The Issuer’s principal executive offices are located at 1000 Main Street, Suite 3000, Houston, Texas 77002.  This Amendment No. 3 amends and supplements the statement on the Schedule 13D filed with the Securities and Exchange Commission (the “SEC”) on October 26, 2015, as amended by Amendment No. 1, filed with the SEC on January 27, 2017, and Amendment No. 2, filed with the SEC on February 22, 2017 (collectively the “Schedule 13D”).  Except as specifically provided herein, this Amendment No. 3 does not modify any of the information previously reported in the Schedule 13D.   Capitalized terms used herein and not otherwise defined in this Amendment No. 3 have the meanings set forth in the Schedule 13D.

Item 4.	Purpose of Transaction

Item 4 of the Schedule 13D is hereby amended by adding the following:

At the election of the Board, and with the consent of Stonepeak Catarina Holdings LLC (which was given on May 26, 2017), the Issuer has elected to pay a portion of the first quarter 2017 distribution on the Preferred Units in the form of 184,697 unregistered Common Units (the “Subject Common Units”).  The Subject Common Units are payable on May 31, 2017 to Preferred Unit holders of record on May 22, 2017.  Stonepeak Catarina Holdings LLC was the only Preferred Unit holder of record on May 22, 2017.

Item 5.	Interest in Securities of the Issuer

Item 5 of the Schedule 13D is hereby amended by adding the following:

(a)  As of the date hereof, each of the Reporting Persons may be deemed to beneficially own 31,394,178 Common Units, which amount includes 31,000,887 Common Units issuable upon the conversion of the 31,000,887 Preferred Units, held by Stonepeak Catarina Holdings LLC.  This amount represents approximately 69.0% of the outstanding Common Units.

The foregoing beneficial ownership percentages are based on 45,467,805 Common Units outstanding, which is the sum of the 14,282,221 Common Units outstanding as of May 10, 2017, as reported by the Issuer in its quarterly report on Form 10-Q, filed on May 15, 2017 plus, for purposes of calculating beneficial ownership pursuant to Rule 13d-3(d)(1)(i) under the Act, the 184,697 Common Units issuable in connection with the first quarter 2017 distribution on the Preferred Units beneficially owned by the Reporting Persons and the 31,000,887 Common Units issuable upon the conversion of the Preferred Units beneficially owned by the Reporting Persons.

(b)  The Reporting Persons have shared voting power and shared dispositive power with regard to the 31,394,178 Common Units reported herein, including the 31,000,887 Common Units obtainable upon conversion of the 31,000,887 Preferred Units.

(c)  Other than as described in this Amendment No. 3, there were no transactions in Preferred Units or Common Units by the Reporting Persons since the filing of Amendment No. 2 on February 22, 2017.

(d) Except as set forth in the Schedule 13D, no person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Common Units that may be deemed to be beneficially owned by the Reporting Persons.

(e) This Item 5(e) is not applicable.

SCHEDULE 13D

Page 12 of 14 Pages

Item 6.	Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

Item 6 of the Schedule 13D is hereby amended by adding the following:

The response to Item 4 of this Amendment No. 3 is incorporated by reference herein.

In consideration for Stonepeak Catarina Holdings LLC accepting the Subject Common Units, the Issuer agreed to, among other things: (x) by no later than the close of business on June 7, 2017, file a registration statement on Form S-3 with the Commission to register the resale by Stonepeak and its Affiliates of the Subject Common Units, (y) undertake commercially reasonable efforts to have such registration statement declared effective by no later than July 14, 2017 and (z) prepare and file a supplemental listing application with the NYSE MKT to list the Subject Common Units by no later than June 10, 2017.

SCHEDULE 13D

Page 13 of 14 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

STONEPEAK CATARINA HOLDINGS LLC

By:	STONEPEAK CATARINA UPPER HOLDINGS LLC, its managing member
By:	STONEPEAK INFRASTRUCTURE FUND (ORION AIV) LP, its managing member
By:	STONEPEAK ASSOCIATES LLC, its general partner
By:	STONEPEAK GP HOLDINGS LP, its sole member
By:	STONEPEAK GP INVESTORS LLC, its general partner
By:	STONEPEAK GP INVESTORS MANAGER LLC, its managing member
By:	/s/ Michael Dorrell
Name:	Michael Dorrell
Title:	Managing Member

STONEPEAK CATARINA UPPER HOLDINGS LLC

By:	STONEPEAK INFRASTRUCTURE FUND (ORION AIV) LP, its managing member
By:	STONEPEAK ASSOCIATES LLC, its general partner
By:	STONEPEAK GP HOLDINGS LP, its sole member
By:	STONEPEAK GP INVESTORS LLC, its general partner
By:	STONEPEAK GP INVESTORS MANAGER LLC, its managing member
By:	/s/ Michael Dorrell
Name:	Michael Dorrell
Title:	Managing Member

STONEPEAK INFRASTRUCTURE FUND (ORION AIV) LP

By:	STONEPEAK ASSOCIATES LLC, its general partner
By:	STONEPEAK GP HOLDINGS LP, its sole member
By:	STONEPEAK GP INVESTORS LLC, its general partner
By:	STONEPEAK GP INVESTORS MANAGER LLC, its managing member
By:	/s/ Michael Dorrell
Name:	Michael Dorrell
Title:	Managing Member

STONEPEAK ASSOCIATES LLC

By:	STONEPEAK GP HOLDINGS LP, its sole member
By:	STONEPEAK GP INVESTORS LLC, its general partner
By:	STONEPEAK GP INVESTORS MANAGER LLC, its managing member
By:	/s/ Michael Dorrell
Name:	Michael Dorrell
Title:	Managing Member

SCHEDULE 13D

Page 14 of 14 Pages

STONEPEAK GP HOLDINGS LP

By:	STONEPEAK GP INVESTORS LLC, its general partner
By:	STONEPEAK GP INVESTORS MANAGER LLC, its managing member
By:	/s/ Michael Dorrell
Name:	Michael Dorrell
Title:	Managing Member

STONEPEAK GP INVESTORS LLC

By:	STONEPEAK GP INVESTORS MANAGER LLC, its managing member
By:	/s/ Michael Dorrell
Name:	Michael Dorrell
Title:	Managing Member

STONEPEAK GP INVESTORS MANAGER LLC

By:	/s/ Michael Dorrell
Name:	Michael Dorrell
Title:	Managing Member

By:	/s/ Michael Dorrell
Name:	Michael Dorrell

By:	/s/ Trent Vichie
Name:	Trent Vichie

May 31, 2017

Attention: Intentional misstatements or omissions of act constitute federal violations (see 18 U.S.C. 1001).